Yelp Announces Second Quarter 2015 Financial Results

Net Revenue Increases 51% Over Second Quarter 2014

SAN FRANCISCO, July 28, 2015 /PRNewswire/ -- Yelp Inc. (NYSE: YELP), the company that connects consumers with great local businesses, today announced financial results for the second quarter ended June 30, 2015.

  Net revenue was $133.9 million in the second quarter of 2015 reflecting 51% growth over the second quarter of 2014.
  Adjusted EBITDA for the second quarter of 2015 was $22.7 million, reflecting a 32% increase over the second quarter of 2014.
  Cumulative reviews grew 35% year over year to approximately 83 million.
  Mobile Unique Visitors1 surpassed the number of Desktop Unique Visitors2 for the first time, growing 22% year over year to approximately 83 million on a monthly average basis. App Unique Devices grew 51% year over year to approximately 18 million on a monthly average basis3.
  Local advertising accounts grew 40% year over year to approximately 97,1004.

Net loss in the second quarter of 2015 was $(1.3) million, or $(0.02) per share, compared to a net income of $2.7 million, or $0.04 per share, in the second quarter of 2014.

Non-GAAP net income, which consists of net income excluding stock-based compensation and amortization was $9.4 million, or $0.12 per share, for the second quarter of 2015.

Net revenue for the six months ended June 30, 2015 was $252.4 million, an increase of 53% compared to $165.2 million in the same period last year. Adjusted EBITDA for the six months ended June 30, 2015 was $39.1 million compared to $25.8 million in the first six months of 2014. Net loss for the six months ended June 30, 2015 was $(2.6) million, or $(0.03) per share, compared to net income of $0.1 million, or $0.00 per share, in the comparable period in 2014. Non-GAAP net income for the six months ended June 30, 2015 was $17.3 million, or $0.22 per share, compared to non-GAAP net income of $15.0 million, or $0.19 per share, in the comparable period in 2014.

"We continue to demonstrate solid topline growth, with total net revenue increasing 51% year over year to approximately $134 million," said Jeremy Stoppelman, Yelp's chief executive officer. "Consumers are increasingly turning to apps when using their mobile phones, and we are excited about the growth we've seen in app usage which accelerated to 51% year over year. We believe our rich content married with our highly-differentiated local advertising product will position us well to capture a meaningful share of the large local market."

"Our core local advertising business remains strong, and we are investing in Yelp's future," added Rob Krolik, Yelp's chief financial officer. "We expect local advertising will continue to be our primary driver of growth as we work towards our goal of generating one billion dollars of revenue in 2017."

Second Quarter Operating Summary

  Local advertising revenue totaled $107.9 million, representing 43% growth over the second quarter of 2014.
  Transactions revenue, which was previously included in Other revenue and will be broken out separately going forward, totaled $11.3 million, compared to $1.2 million in the second quarter of 2014, primarily due to the acquisition of Eat24 in the first quarter of 2015. Transactions revenue is comprised of Eat24, Platform transactions, Yelp Deals and Gift Certificates.
  Brand advertising revenue totaled $8.3 million, representing an 8% decrease compared to the second quarter of 2014. As of today, Yelp is announcing that it plans to phase out its brand advertising product by the end of 2015 to continue its focus on the consumer experience and its native, local advertising products.
  Other revenue totaled $6.4 million, representing 128% growth over the second quarter of 2014. Other revenue is primarily comprised of revenue from partnership arrangements.

Business Highlights

  Mobile Traffic: Mobile Unique Visitors surpassed Desktop Unique Visitors for the first time in company history in the second quarter of 2015, growing to approximately 83 million compared to approximately 79 million Desktop Unique Visitors. Growth in unique devices accessing the Yelp app accelerated to 51% over the second quarter of 2014. The majority of Yelp consumer engagement now occurs on the app with approximately 70% of new reviews and photos and approximately 70% of calls, clicks for directions and map views coming via the Yelp app.
  Local Advertising: With the full rollout of its packaged cost-per-click (CPC) advertising package in September 2014, Yelp increased the percent of local revenue generated by CPC advertisers to 46% in the second quarter of 2015, an increase from 40% in the first quarter of 2015. Based on Yelp's internal analysis, local advertisers on Yelp receive on average approximately 270% ROI on their advertising spend, demonstrating the compelling nature of its highly relevant, native advertising products.

Business Outlook

Yelp is providing its outlook for the third quarter and lowering its outlook for the full year of 2015 based on slower sales headcount growth and the elimination of its brand advertising product.

  For the third quarter of 2015, net revenue is expected to be in the range of $139 million to $142 million, representing growth of approximately 37% compared to the third quarter of 2014. Adjusted EBITDA is expected to be in the range of $12 million to $15 million. Stock-based compensation is expected to be in the range of $16 million to $17 million, and depreciation and amortization is expected to be 5%-6% of revenue.
  For the full year of 2015, net revenue is expected to be in the range of $544 million to $550 million, representing growth of approximately 45% compared to full year 2014. Adjusted EBITDA is expected to be in the range of $72 million to $78 million. Stock-based compensation is expected to be in the range of $62 million to $64 million, and depreciation and amortization is expected to be 5%-6% of revenue.

Quarterly Conference Call

To access the call, please dial 1 (800) 708-4539, or outside the U.S. 1 (847) 619-6396, with Passcode 40205168, at least five minutes prior to the 1:30 p.m. PT start time. A live webcast of the call will also be available at http://www.yelp-ir.com under the Events & Presentations menu. An audio replay will be available between 4:00 p.m. PT July 28, 2015 and 11:59 p.m. PT August 4, 2015 by calling 1 (888) 843-7419 or 1 (630) 652-3042, with Passcode 40205168. The replay will also be available on Yelp's website at http://www.yelp-ir.com.

About Yelp

Yelp Inc. (http://www.yelp.com) connects people with great local businesses. Yelp was founded in San Francisco in July 2004. Since then, Yelp communities have taken hold in major metros across 31 countries. Approximately 83 million unique visitors visited Yelp via their mobile device1, including approximately 18 million unique devices accessing the Yelp app3, and approximately 79 million unique visitors visited Yelp via a desktop computer2 on a monthly average basis during the second quarter of 2015. By the end of the same quarter, Yelpers had written approximately 83 million rich, local reviews, making Yelp the leading local guide for real word-of-mouth on everything from boutiques and mechanics to restaurants and dentists.

1 Calculated as the number of "users," as measured by Google Analytics, accessing Yelp via mobile web plus unique devices accessing the app, each on a monthly average basis over a given three-month period.

2 Calculated as the number of "users," as measured by Google Analytics, accessing Yelp via desktop computer on an average monthly basis over a given three-month period.

3 Calculated as the number of unique devices accessing the app on a monthly average basis over a given three-month period, according to internal Yelp logs.

4 Local advertising accounts comprise all local business accounts from which we recognize local advertising revenue in a given three-month period.

Non-GAAP Financial Measures

This press release includes information relating to adjusted EBITDA, non-GAAP net income and non-GAAP net income per share, each of which the Securities and Exchange Commission has defined as a "non-GAAP financial measure." Adjusted EBITDA, non-GAAP net income and non-GAAP net income per share have been included in this press release because they are key measures used by Yelp management and board of directors to understand and evaluate core operating performance and trends, to prepare and approve its annual budget and to develop short- and long-term operational plans. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles in the United States ("GAAP").

Adjusted EBITDA and non-GAAP net income have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of Yelp's financial results as reported under GAAP. Some of these limitations are:

  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and adjusted EBITDA and non-GAAP net income do not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
  adjusted EBITDA does not reflect changes in, or cash requirements for, Yelp's working capital needs;
  adjusted EBITDA and non-GAAP net income do not consider the potentially dilutive impact of equity-based compensation;
  adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to Yelp; and
  other companies, including those in Yelp's industry, may calculate adjusted EBITDA and non-GAAP net income differently, which reduces their usefulness as comparative measures.

Because of these limitations, you should consider adjusted EBITDA, non-GAAP net income and non-GAAP net income per share alongside other financial performance measures, including various cash flow metrics, net income (loss) and Yelp's other GAAP results. Additionally, Yelp has not reconciled its adjusted EBITDA outlook for the third quarter and full year 2015 to its net income (loss) outlook because it does not provide an outlook for other income (expense) and provision for income taxes, which are reconciling items between net income (loss) and adjusted EBITDA. As items that impact net income (loss) are out of Yelp's control and cannot be reasonably predicted, Yelp is unable to provide such an outlook. Accordingly, reconciliation to net income (loss) outlook for the third quarter and full year 2015 is not available without unreasonable effort. For a reconciliation of historical non-GAAP financial measures to the nearest comparable GAAP measures, see the non-GAAP reconciliations included below in this press release.

Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, the future performance of Yelp and its consolidated subsidiaries that are based on Yelp's current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to, statements regarding expected financial results for the third quarter and full year 2015, Yelp's ability to capture a meaningful share of the large local market, Yelp's target revenue for 2017 and its expectations regarding local advertising as the primary driver of growth, Yelp's estimates regarding local advertisers' ROI on advertising spend, the future growth in Yelp revenue and continued investing by Yelp in its future growth, and Yelp's ability to drive daily usage and engagement (particularly on mobile), increase awareness of Yelp among consumers, and deliver value to local businesses. Yelp's actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to: Yelp's short operating history in an evolving industry; Yelp's ability to generate sufficient revenue to maintain profitability, particularly in light of its significant ongoing sales and marketing expenses; the impact of Yelp phasing out its brand advertising products by the end of 2015; Yelp's ability to attract, retain and motivate well-qualified employees, particularly in sales and marketing; successfully manage acquisitions of new businesses, solutions or technologies, such as Eat24, and to integrate those businesses, solutions or technologies; Yelp's reliance on traffic to its website from search engines like Google and Bing; Yelp's ability to generate and maintain sufficient high quality content from its users; maintaining a strong brand and managing negative publicity that may arise; maintaining and expanding Yelp's base of advertisers; changes in political, business and economic conditions, including any European or general economic downturn or crisis and any conditions that affect ecommerce growth; fluctuations in foreign currency exchange rates; Yelp's ability to deal with the increasingly competitive local search environment; Yelp's need and ability to manage other regulatory, tax and litigation risks as its services are offered in more jurisdictions and applicable laws become more restrictive; the competitive and regulatory environment while Yelp continues to expand geographically and introduce new products and as new laws and regulations related to Internet companies come into effect; Yelp's ability to timely upgrade and develop its systems, infrastructure and customer service capabilities. The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.

More information about factors that could affect Yelp's operating results is included under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Yelp's most recent Quarterly Report on Form 10-Q at http://www.yelp-ir.com or the SEC's website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to Yelp on the date hereof. Yelp assumes no obligation to update such statements.

Investor Relations Contact Information
Wendy Lim, Allie Dalglish
(415) 635-2412
ir@yelp.com

Yelp Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$ 181,460	$ 247,312
Short-term marketable securities	186,673	118,498
Accounts receivable, net	41,339	35,593
Prepaid expenses and other current assets	22,713	19,355
Total current assets	432,185	420,758

Long-term marketable securities	-	38,612
Property, equipment and software, net	72,603	62,761
Goodwill	173,296	67,307
Intangibles, net	42,458	5,786
Restricted cash	16,285	17,943
Other assets	4,560	16,483
Total assets	$ 741,387	$ 629,650

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$ 1,706	$ 1,398
Accrued liabilities	37,716	29,581
Deferred revenue	2,546	2,994
Total current liabilities	41,968	33,973
Long-term liabilities	13,254	7,527
Total liabilities	55,222	41,500

Commitments and contingencies

Stockholders' equity
Common stock	-	-
Additional paid-in capital	734,867	627,742
Accumulated other comprehensive loss	(12,130)	(5,609)
Accumulated deficit	(36,572)	(33,983)
Total stockholders' equity	686,165	588,150
Total liabilities and stockholders' equity	$ 741,387	$ 629,650

Yelp Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Net revenue	$ 133,913	$ 88,787	$ 252,421	$ 165,194

Cost and expenses
Cost of revenue (1)	13,057	5,845	21,756	10,922
Sales and marketing (1)	68,014	47,798	131,280	92,919
Product development (1)	26,345	14,726	50,305	28,708
General and administrative (1)	19,280	13,257	39,217	26,427
Depreciation and amortization	7,167	4,034	14,062	7,695

Total cost and expenses	133,863	85,660	256,620	166,671
Income (loss) from operations	50	3,127	(4,199)	(1,477)
Other income (expense), net	329	(15)	891	(17)
Income (loss) before income taxes	379	3,112	(3,308)	(1,494)
Benefit (provision) for income taxes	(1,684)	(369)	719	1,602
Net income (loss) attributable to common stockholders	$ (1,305)	$ 2,743	$ (2,589)	$ 108

Net (income) loss per share attributable to common stockholders:
Basic	$ (0.02)	$ 0.04	$ (0.03)	$ 0.00
Diluted	$ (0.02)	$ 0.04	$ (0.03)	$ 0.00
Weighted-average shares used to compute net loss per share attributable to common stockholders:
Basic	74,631	71,714	74,009	71,444
Diluted	74,631	77,056	74,009	76,903

(1) Includes stock-based compensation expense as follows:
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Cost of revenue	$ 222	$ 119	$ 346	$ 269
Sales and marketing	5,654	3,728	10,591	7,125
Product development	6,065	3,456	11,170	6,498
General and administrative	3,575	2,780	7,080	5,647
Total stock-based compensation	$ 15,516	$ 10,083	$ 29,187	$ 19,539

Yelp Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)
	Six Months Ended
	June 30,
	2015	2014
Operating activities
Net income (loss)	$ (2,589)	$ 108
Adjustments to reconcile net income (loss) to net
cash provided by (used in) operating activities:
Depreciation and amortization	14,062	7,695
Provision for doubtful accounts and sales returns	6,076	2,581
Stock-based compensation	29,187	19,539
Loss (gain) on disposal of assets and website development costs	144	(5)
Premium amortization, net, on securities held-to-maturity	481	93
Excess tax benefit from share-based award activity	(3,952)	(460)

Changes in operating assets and liabilities:
Accounts receivable	(7,855)	(6,716)
Prepaid expenses and other assets	(7,079)	(5,980)
Accounts payable, accrued expenses and other liabilities	15,616	3,567
Deferred revenue	(426)	(433)
Net cash provided by operating activities	43,665	19,989

Investing activities
Acquisitions, net of cash received	(73,422)	-
Purchases of property, equipment and software	(18,059)	(7,212)
Capitalized website and software development costs	(6,012)	(4,327)
Change in restricted cash	1,672	(397)
Purchase of intangibles	(314)	-
Proceeds from sale of property and equipment	109	14
Purchases of investment securities held-to-maturity	(93,914)	(122,226)
Maturities of investment securities held-to-maturity	63,870	-
Cash used in investing activities	(126,070)	(134,148)

Financing activities
Proceeds from exercise of employee stock options	8,534	10,841
Proceeds from issuance of common stock for Employee Stock Purchase Plan	5,061	4,087
Excess tax benefit from share-based award activity	3,952	460
Repurchase of common stock	(396)	(642)

Net cash provided by financing activities	17,151	14,746

Effect of exchange rate changes on cash and cash equivalents	(598)	35

Net decrease in cash and cash equivalents	(65,852)	(99,378)
Cash and cash equivalents at beginning of period	247,312	389,764
Cash and cash equivalents at end of period	181,460	$ 290,386

Yelp Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Adjusted EBITDA:
Net income (loss)	$ (1,305)	$ 2,743	$ (2,589)	$ 108
Provision (benefit) for income taxes	1,684	369	(719)	(1,602)
Other (income) expense, net	(329)	15	(891)	17
Depreciation and amortization	7,167	4,034	14,062	7,695
Stock-based compensation	15,516	10,083	29,187	19,539
Adjusted EBITDA	$ 22,733	$ 17,244	$ 39,050	$ 25,757

Non-GAAP net income and income per share:
GAAP net income (loss) attributable to common shareholders
	$ (1,305)	$ 2,743	$ (2,589)	$ 108
Add back: stock-based compensation	15,516	10,083	29,187	19,539
Add back: amortization of intangible assets	1,803	629	3,034	1,255
Less: tax effect of stock-based compensation & amortization of intangible assets
	(6,660)	(4,039)	(12,376)	(7,899)
Add back: valuation allowance release (net of tax)	-	-	-	1,958
NON-GAAP NET INCOME	$ 9,354	$ 9,416	$ 17,256	$ 14,961

GAAP diluted shares	78,749	77,056	78,205	76,903

NON-GAAP NET INCOME PER SHARE	$ 0.12	$ 0.12	$ 0.22	$ 0.19

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